Exhibit 99.1

NEWS RELEASE

        Company Contact:

        Gastar Exploration Ltd.

        J. Russell Porter, President and CEO

        713-739-1800 / rporter@gastar.com

        Investor Relations Counsel:

        Lisa Elliott / Anne Pearson

        DRG&E : 713-529-6600

        lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION RECEIVES DEMAND

UNDER “LOOK BACK” PAYMENT PROVISION

HOUSTON, TX, November 15, 2007 – Gastar Exploration Ltd. (AMEX: GST and TSX: YGA) announced today that it has received a demand letter from GeoStar Corporation claiming that GeoStar is entitled to be issued approximately 1.69 billion Gastar common shares under a “Look Back” provision in two Purchase and Sale Agreements (“PSAs”) entered into by GeoStar and Gastar in 2005 conveying interests in certain Texas properties from GeoStar to Gastar. Under the PSAs, Gastar paid to GeoStar an agreed $43.5 million in consideration for the properties (including cash, 8.6 million shares of Gastar stock, and promissory notes), subject to certain purchase price adjustments relating to the period prior to closing.

J. Russell Porter, Gastar’s Chairman, President and CEO stated: “We are outraged by this claim, which we believe to be made in bad faith and without merit. We intend to vigorously defend our position, do not believe that GeoStar has available the remedies that they have threatened, and contend that GeoStar owes us shares to be returned for cancellation under the Look Back provision. We intend to continue our business plan without delay focusing on the continued development of our deep Bossier and Australian coal bed methane properties.”

The PSAs contain a “Look Back” provision that is the subject of claims in two previously disclosed lawsuits with GeoStar. Under the “Look Back” provision, two “Look Back Payments” are to be calculated based in part on changes in proved and probable reserves attributable to certain of Gastar’s leasehold interests over certain periods of time ending June 30, 2006 and 2007. If a Look Back Payment is due to GeoStar under the PSAs, the PSAs require the payment to be effected through the issuance of Gastar stock. If a Look Back Payment is owed by GeoStar under the PSAs, the PSAs require that the payment be effected through the transfer or cancellation of Gastar stock held by GeoStar.

The PSAs provide that the calculation of the Look Back Payment shall be based upon reserve estimates reported by Netherland Sewell & Associates, Inc. (“NSA”), or in certain circumstances, based upon an average of the NSA estimates and estimates obtained by GeoStar from an independent, professionally certified reservoir engineering firm utilizing the same regulatory requirements and reserve calculation guidelines as those employed by NSA in its estimates. Based on the NSA reserves estimate and the Look-Back calculations set forth in the PSAs, Gastar believes that GeoStar owes a Look-Back Payment to Gastar.

On November 1, 2007, GeoStar informed the board of directors of Gastar that it intended to submit a reserve report for purposes of the June 30, 2006 and 2007 Look Back analyses showing that the gross reserves attributable to Gastar’s leasehold interests are substantially greater than those reflected in the NSA reserve reports on which Gastar’s Look Back analyses were based. On November 7, 2007, GeoStar submitted to Gastar a reserve report from T.J. Smith & Company, Inc. (“T.J. Smith”) that reported a substantially greater reserve estimate than the estimates in the NSA reserve report.

On November 14, 2007, Gastar received a revised reserve report of T.J. Smith as well as a demand letter from GeoStar’s counsel (“Demand Letter”) in which GeoStar asserted a purported right under the PSAs to receive additional shares of Gastar stock as a Look-Back Payment. In the Demand Letter, GeoStar asserts that T.J. Smith has estimated that the total proved and probable reserves in Gastar’s Texas properties attributable to 100% of the working interest amount to 2.15 trillion cubic feet of natural gas, a number which is approximately fourteen times more than the proved and probable reserves estimated by NSA, the engineering firm selected by the parties in the PSAs. On the basis of that reserves estimate, GeoStar asserts in the Demand Letter that it is entitled to a Look-Back Payment of approximately 1.69 billion shares of Gastar stock, which if issued would constitute approximately 89% of Gastar’s common equity. In the Demand Letter, GeoStar further asserts that if its demand is not met, it will pursue remedies that may include reclaiming operatorship over certain of Gastar’s Texas properties, rescission of the PSAs resulting in return of the properties covered by the PSAs and consideration paid, and unspecified injunctive relief.

Gastar believes that GeoStar’s assertions are without merit. Gastar believes that the T.J. Smith reserve report was submitted in bad faith and does not meet the requirements of the PSAs because, among other things, it does not follow the same regulatory requirements employed by NSA as required per the terms of the PSAs. In addition, GeoStar has asserted that the Look Back analysis should be based on changes in reserves attributable to the entirety, or 8/8ths, of Gastar’s leasehold interests with respect to its Texas properties, rather than on changes in reserves attributable to GeoStar’s net revenue interest in those properties as of the effectiveness of the PSAs, as Gastar believes. Gastar continues to review the T.J. Smith report and GeoStar’s contentions relating thereto and evaluate Gastar’s legal positions and options.

Gastar is amending its petition in Gastar Exploration, Ltd., et al v. GeoStar Corporation, et al., the lawsuit filed August 2007 in Robertson County, Texas. In the amended petition, Gastar seeks, among other things, declarations that: Gastar has complied with the Look-Back provision in the PSAs; Gastar is entitled to receive a Look Back Payment from GeoStar; the NSA reports and Gastar’s Look Back analyses are conclusive as a result of GeoStar’s failure to submit a reserves report that complies with the provisions of the PSAs; GeoStar is not entitled to rescission or any ownership interest in the properties covered by the PSAs; and GeoStar is not entitled to any shares or other relief under the Look Back provision in the PSAs.

Gastar intends to vigorously defend itself against GeoStar’s assertions and believes that these assertions are without merit. However, an unfavorable outcome in litigation relating to the Look Back could have a material adverse effect on Gastar were GeoStar to obtain issuance of the requested shares, rescission of the PSAs, or other relief it asserts it may request. Although Gastar does not currently anticipate the need to access the equity capital markets through 2008 to continue its business plan, until these issues are resolved in whole or in significant part, it may be difficult for Gastar to raise capital through the sale of equity.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. Gastar pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. Gastar owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 7 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PAL 2, PEL 433 and PEL 434) located in New South Wales, and the Gippsland Basin (EL 4416), located in Victoria. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Reserves Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that, under SEC definitions and guidelines, a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This press release discloses “probable” reserves that the SEC’s guidelines would prohibit us from including in our filings with the SEC. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

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